FOR IMMEDIATE RELEASE

Motient/TerreStar Holds Investor Update Conference Call

RESTON, VA - May 29, 2007 -- Motient Corporation (MNCP), controlling shareholder of TerreStar Networks Inc. (TerreStar), will hold an investor conference call at 8:30 a.m. EST on May 29, 2007 in reference to the Company’s May 25th 8-K filing. To access this call, dial (800) 288-8961 (domestic) or (612) 332-0226 (international). The confirmation code is 875520. A recorded webcast of this conference call will be made available for a limited time on the “Investor Relations” page of the Company’s Web site (www.motient.com). Below is the opening statement by Motient and TerreStar President and Chief Executive Officer, Robert H. Brumley.

TerreStar was notified on May 25, 2007, after its regularly scheduled Quarterly Management Review meeting with Space Systems/Loral (Loral), that the delivery of TerreStar-1 was rescheduled to August 2008. This new delivery date from Loral is not expected to impact TerreStar’s in-service FCC milestone date of November 2008.

C. Patrick DeWitt, CEO of Space Systems/Loral, stated in Loral’s notice letter to TerreStar “... we had hoped that the mitigation efforts that you [TerreStar] and we [Loral] had put in place could be successful. Recent reviews, however, indicate that these efforts have not been fully successful in all cases. At this point, the only way to avoid a significant change in the scheduled delivery date would be to reduce satellite testing that we think could put optimum satellite performance at risk. We, as your overall contractor, hold ourselves responsible for the management of our subcontractors and for any internal product development, and realize that schedule delays such as these [involving S-band Low Noise Amplifiers, Oscillators and the S-band Feed Array impacted the delivery date of TerreStar-1] are frustrating as they are completely outside TerreStar’s control. We firmly believe that the quality of the product we deliver is of supreme importance. Please be assured that we will not make any compromise on the quality of the satellite in the interest of schedule. We are fully committed to the above delivery date [August 2008] for the TerreStar-1 satellite.”

After learning of the revised delivery schedule from Loral we reached out to Arianespace, the commercial launch service chosen by TerreStar to launch TerreStar-1 and as a result of our “launch on demand” arrangement, Arianespace has moved our launch period to now commence on August 1, 2008 to accommodate Loral’s new scheduled delivery date.

When events such as this occur, we believe a measured approach is in the best interest of TerreStar’s customers and shareholders, while ensuring the satellite is of the highest quality and meets the requirements of our business plan. TerreStar’s primary objective is to deliver on our in-service date of November 2008. Our potential customers and partners understand our main objective of delivering on our in-service date and recognize the rigorous requirements necessary to deliver a premium quality satellite to set the standard for industry performance. We have contacted several of our potential customers and partners about the delay in satellite launch and their responses support our conservative approach because the performance of TerreStar-1 outweighs the delivery date.

This modification in schedule has not changed the expected capital requirements of TerreStar. We have consistently informed investors and partners that we expect to raise additional capital for the build out of our next generation integrated communications network. However, because of the new delivery schedule for TerreStar-1, TerreStar will not need to make the final payments to Loral and Arianespace until 2008 and will not have to pay a majority of launch insurance in 2007. Consequently, TerreStar does not anticipate the need to raise additional capital for the remainder of 2007.

We are making significant progress on all fronts. We are continuing with our “smart build” plan as well as the development of our three test markets. After two years of regulatory work with the FCC and Industry Canada we have successfully consolidated our US and Canadian licenses into an ownership structure that is transparent and protective of investors. To date all equipment for satellite service are under contract and we continue to make great strides with our handsets and chipset technology with our vendors and manufacturers.

TerreStar still intends to file its application for ATC approval in the second quarter of 2007 and have made considerable progress on the ATC component of our network.

In summary, we believe TerreStar is adequately funded and remains on our strategic plan. We are securing the necessary licenses, continuing to ‘de-risk’ the business, working with potential customers and partners to pre-subscribe the service and are focused on broadening shareholder value and partner opportunities.

About Motient Corporation

Motient is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on Motient, please visit the company’s website at www.motient.com.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a subsidiary of Motient Corporation, plans to build, own and operate North America’s first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. From time to time, our public filings, press releases and other communications will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project”, “may”, “will”, “should”, “could”, “estimate”, “predict” or similar words suggesting future outcomes or language suggesting an outlook Refer to “Part I, Item 1A – Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, for further discussion regarding our exposure to risks. Readers are cautioned not to place undue reliance upon these forward looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward looking statements to reflect subsequent events or circumstances.

For more information:

TerreStar Investor Relations

Jason Tomasino

TerreStar Networks Inc.

703.483.7993

jason.tomasino@terrestar.com

TerreStar Media Relations

Andrew Krejci

TerreStar Networks Inc.

703.483.7856

andrew.krejci@terrestar.com